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                                                                     EXHIBIT 4.5

                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT

                  AGREEMENT, dated as of this 6th day of January, 1997, by and between Cooper Life Sciences, Inc. (formerly named Cooper Lasersonics, Inc.), a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as successor Rights Agent (the "Rights Agent").

                              W I T N E S S E T H :

                  WHEREAS, the Company and The First National Bank of Boston, a national banking association (the "Bank of Boston"), are the parties to the Rights Agreement dated January 7, 1988, as amended by Amendment No. 1 to Rights Agreement dated January 17, 1991, and the parties hereto are the parties to Amendment No. 2 to Rights Agreement dated as of April 8, 1992, and Amendment No. 3 to Rights Agreement dated as of March 11, 1996 (collectively, the "Rights Agreement"); and

                  WHEREAS, the Bank of Boston has heretofore been succeeded by American Stock Transfer & Trust Company as Rights Agent under the Rights Agreement; and

                  WHEREAS, the Board of Directors of the Company has duly determined that it is in the best interests of the Company and its stockholders to effect the amendment to the Rights Agreement which is hereinafter set forth; and



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                  WHEREAS, in accordance with the provisions of Section 26 of the Rights Agreement, said amendment was duly adopted by the Board of Directors of the Company on January 6, 1997.

                  NOW, THEREFORE, in consideration of the covenants herein and in the Rights Agreement contained, the parties hereto hereby agree as follows:

                  1.       Amendment.

                            1.1   Definition of "Acquiring Person". Section 1(a)
of the Rights Agreement is hereby amended to read in its entirety as follows:

                           " (a) 'Acquiring Person' shall mean any Person who or
                   which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 50% of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan."

                  2. Rights Agreement Reconfirmed. Except as expressly modified hereby, the Rights Agreement shall continue in full force and effect in accordance with its terms, and is hereby ratified and confirmed.

                  3.  Execution by Rights Agent.   In executing and
delivering this Agreement, the Rights Agent shall be entitled to all privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the day and year first above written.


                                           COOPER LIFE SCIENCES, INC.

                                           By:  /s/  Steven Rosenberg
                                                ------------------------
                                                Name:  Steven Rosenberg
                                                Title: Vice President


                                           AMERICAN STOCK TRANSFER & TRUST
                                             COMPANY

                                           By:  /s/  Herbert Lemmer
                                                --------------------------
                                                Name:   Herbert Lemmer
                                                Title:  First Vice President,
                                                          Administration

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